EXHIBIT 99.1
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                                                       One Franklin Parkway
                                                       San Mateo, CA  94403-1906

[LOGO OMITTED]                                         tel   650/312.2000
                                                       franklintempleton.com
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FROM:      Franklin Resources, Inc.
           Corporate Communications: Matt Walsh (650) 312-2245
           Investor Relations: Greta Gahl (650) 312-4091
           franklintempleton.com
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                                                           FOR IMMEDIATE RELEASE


        FRANKLIN RESOURCES ANNOUNCES QUARTERLY AND SPECIAL CASH DIVIDENDS



     San Mateo, CA, March 15, 2005 - Franklin Resources, Inc. [NYSE:BEN] announced that the Company's Board of Directors approved today the declaration of a regular quarterly cash dividend of $0.10 per share and a special cash dividend of $2.00 per share, each payable on April 15, 2005 to stockholders of record on March 31, 2005. The quarterly dividend of $0.10 is equivalent to the dividend paid for the prior quarter and represents a 17.65% increase over the dividend paid for the same quarter last year. As a result of the Company's strong financial position, the special cash dividend is an extra dividend intended to return additional value to the Company's stockholders.
     Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions with its Franklin, Templeton, Mutual Series and Fiduciary Trust teams. The San Mateo, CA-based company has over 50 years of investment experience and over $415 billion in assets under management as of February 28, 2005. For more information, please call 1-800/DIAL BEN(R) or visit franklintempleton.com.

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